Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

American Capital Declares $0.72 Q3 Dividend,

Reports Q2 Results

Bethesda, MD—August 3, 2004—American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a third quarter 2004 regular dividend of $0.72 per share, payable on October 1, 2004 to record holders as of August 16, 2004. This dividend is a 4% increase over the third quarter 2003 regular dividend of $0.69 per share. American Capital has paid a total of $524 million in dividends, and paid or declared $15.24 in dividends per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter ended June 30, 2004. American Capital is reporting its interest rate swap agreements under a new accounting method prescribed in 2004 by the SEC for all public investment companies. In the prior year, American Capital recorded the payments and accrual of periodic interest settlements of interest rate swap agreements in interest income. Under the new accounting method, American Capital records the accrual of the periodic interest settlement of interest rate swaps in net unrealized appreciation and depreciation and subsequently records the amount as a realized gain or loss on the interest settlement date. Comparisons to the prior year are impacted by this change in accounting method, which is not permitted to be applied retroactively to prior periods.

Net operating income (NOI) for the quarter increased 73% to $53 million compared to $31 million for second quarter 2003. On a diluted per share basis, NOI increased 30% to $0.73 per share compared to $0.56 per share for second quarter 2003. NOI before stock-based compensation expense for the quarter increased 78% to $55 million compared to the second quarter 2003. On a diluted per share basis, NOI before stock-based compensation expense for the quarter increased 36% to $0.76 per share. Payments and accruals under the interest rate swap agreements were a net $5.7 million, or $0.08 per diluted share, for the second quarter 2004. NOI before stock based compensation would have been $49 million, or $0.68 per diluted share, under American Capital’s previous method of reporting the interest rate swap agreements.

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American Capital

August 3, 2004

American Capital reiterates its guidance of $2.88 to $3.00 per share in dividends for 2004 paid from ordinary income for tax purposes. In addition, American Capital reiterates that realized gains are anticipated to cover realized losses in the year, excluding periodic interest rate swap settlements.

“With the declaration of our third quarter dividend of $0.72 per share, we are pleased to announce that our total dividends declared of $15.24 per share since our August 1997 IPO have surpassed our initial IPO offering price of $15.00 per share,” reported Chairman, CEO and President Malon Wilkus. “We have paid $524 million in dividends since our IPO. Anyone who purchased American Capital stock at the IPO and continues to own our stock has enjoyed a total return of 257% since our IPO or an annualized return of 20%. In appreciation of the loyal support of our stockholders, we have amended our dividend reinvestment plan, effective for our fourth quarter dividend, to grant a 5% discount to the market price for reinvested dividends. At a 10% current dividend yield and the potential for stock price appreciation, American Capital continues to be an outstanding investment opportunity.”

Stockholders interested in the dividend reinvestment plan (DRIP), should request and review a prospectus, which is available from American Capital or accessible on our website at: http://www.acas.com/investor_relations/dividends/dividend_reinvestment.cfm.

For the quarter, the net increase in shareholders’ equity resulting from operations (NOI plus net unrealized appreciation and depreciation and net realized gains and losses of assets) was $89 million, or $1.22 per diluted share, for second quarter 2004, compared to $26 million, or $0.48 per diluted share, in second quarter 2003.

“The portfolio enjoyed its third consecutive quarter of net unrealized appreciation,” commented Chief Financial Officer John Erickson. “The improving economy is reflected in the portfolio performance and I believe that with nearly $700 million of equity investments in middle market companies, we are well positioned to benefit from continued economic expansion. We have also enhanced our funding flexibility during the quarter by adding a new credit facility and expanding our existing credit facilities, providing an aggregate of more than $500 million. These facilities, combined with our term securitizations result in a total credit capacity of more than $1.5 billion.”

In second quarter 2004, American Capital invested $530 million, composed of $229 million of senior debt, $204 million of subordinated debt, $47 million of preferred stock, $26 million of common stock warrants, $5 million of preferred stock warrants and $19 million of common stock. Included in the $530 million of new investments are $62 million of senior debt investments, which were subsequently sold during the quarter. Four investments, totaling $253 million, were in American Capital-sponsored buyouts of new portfolio companies. Five investments, totaling $198 million, were in buyouts led by private equity firms. Two investments, totaling $18 million, were direct investments in new portfolio companies. One investment, totaling $33 million, was an investment in an existing portfolio

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American Capital

August 3, 2004

company to finance a strategic acquisition. Three investments, totaling $26 million, were in investments in existing portfolio companies for growth or recapitalizations. Three investments, totaling $2 million, were distress-related investments in existing portfolio companies. Total invested assets at fair value increased 29% to $2.5 billion at June 30, 2004 as compared to $1.9 billion at December 31, 2003.

“The M&A market is up approximately 25% this year and our pipeline is at a record level of more than $9.3 billion,” said COO Ira Wagner. “The strong transaction flow resulted in a record closing volume of $530 million of new investments during the second quarter. We continue to be the leading investor in the middle market and the relationships that we developed during the past several years when the markets were soft are paying off in the current robust M&A environment.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of June 30, 2004 was 13.5%. At June 30, 2004, the weighted average loan grade of American Capital’s loan portfolio remained at 3.0 on a scale of 1 to 4, with 4 being the highest quality. As of June 30, 2004, loans in seven portfolio companies totaling $72 million, with a fair value of $27 million, were on non-accrual. Delinquent and non-accruing loans totaled $107 million, or 6% of total loans, at June 30, 2004 compared to $164 million, or 10% of total loans, at December 31, 2003. American Capital’s net asset value per share increased $1.58 from December 31, 2003 to $19.41 at June 30, 2004.

In second quarter 2004, American Capital experienced net realized gains of $3 million, comprised of $16 million of gross realized gains on portfolio investments, $7 million of gross realized losses on portfolio investments and $6 million of net realized losses attributable to periodic interest settlements of interest rate swap agreements. Since the Company’s August 1997 IPO, cumulative net realized losses have totaled $33 million, not including $8 million from periodic interest rate swap payments. From its 1997 IPO through the second quarter of 2004, American Capital’s annual rate of net loss on its non-interest rate swap investments was 2.2% of equity based on American Capital’s average annual net realized and unrealized gains and losses divided by American Capital’s average equity. From American Capital’s IPO through the first quarter of 2004, American Capital compares favorably to FDIC insured banks that experienced net losses exceeding 145% of that rate or 5.4% of equity (based on the average annual equity capital and net charge-offs per the FDIC Quarterly Banking Profile data).

In second quarter 2004, net unrealized appreciation totaled $33 million, consisting of net unrealized appreciation of $5 million from current portfolio companies ($49 million of unrealized appreciation at 19 portfolio companies and $44 million of unrealized depreciation at 16 portfolio companies), $1 million of net unrealized appreciation resulting from the recognition of net realized losses and $27 million of appreciation on interest rate derivative agreements (consisting of $27 million appreciation attributable to the change in the fair value of the future payment stream and $0.2 million appreciation for the decrease in accrued current periodic interest rate swap payments). Interest rate derivative agreements

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American Capital

August 3, 2004

are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or depreciate based on relative market interest rates and their remaining term to maturity. Since the Company’s August 1997 IPO, cumulative net unrealized depreciation plus net realized losses totals $93 million, or $73 million excluding interest rate derivative agreements at June 30, 2004.

Since its August 1997 IPO through second quarter 2004, American Capital has earned a 15% compounded annual return on 68 exits and prepayments of senior debt, subordinated debt and equity, totaling $976 million of invested capital, including interest payments, dividends, fees and net realized gains on these investments. These exits and prepayments represent 28% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $36 million in aggregate, or 5%. Twenty-three percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the second quarter of 2004, $29 million of American Capital’s accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) have been repaid, representing 21% of all PIK and OID.

ENGAGEMENT OF HOULIHAN LOKEY HOWARD AND ZUKIN

As part of its quarterly process of valuing the Company’s investment portfolio, the Company engaged Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) in the third quarter of 2003 to review independently, on a quarterly basis, the determination of fair value of a portion of American Capital’s portfolio company investments. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800 valuation assignments per year for clients worldwide.

In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been a portfolio company for at least one year. As part of its engagement, Houlihan Lokey will review quarterly approximately 25% of American Capital’s portfolio companies that have been a portfolio company for at least one year, with the intention of reviewing all portfolio company investments on an annual basis that are more than one year old. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the American Capital Audit Committee with respect to American Capital’s valuation models, policies and procedures.

For the second quarter of 2004, Houlihan Lokey reviewed the Company’s valuations of 13 American Capital portfolio company investments having $152 million in fair value as reflected in American Capital’s financial statements as of June 30, 2004. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies.

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American Capital

August 3, 2004

Houlihan Lokey came to the same determination on different sets of portfolio companies during the third and fourth quarters of 2003 and first quarter of 2004. These previous determinations involved 67 companies, totaling over $1.5 billion in fair value as of their respective valuation dates.

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American Capital

August 3, 2004

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Investments at fair value (cost of $2,532,654 and $2,042,914, respectively)
Non-Control/Non-Affiliate investments	$835,728	$756,158
Control investments	1,238,649	1,041,144
Affiliate investments	318,241	137,917
Government securities	99,983	—
Interest rate derivative agreements	1,628	3,128

Total investments at fair value	2,494,229	1,938,347
Cash and cash equivalents	63,616	8,020
Restricted cash	91,482	75,935
Interest receivable	20,349	17,636
Other	35,062	28,390

Total assets	$2,704,738	$2,068,328

Liabilities and Shareholders’ Equity
Debt	$1,131,216	$840,211
Interest rate derivative agreements	14,077	26,604
Accrued dividends payable	48,476	3,957
Other	21,510	21,641

Total liabilities	1,215,279	892,413

Commitments and Contingencies
Shareholders’ equity:
Undesignated preferred stock, $.0.01 par value, 5,000 shares authorized, 0 issued and Outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 76,726 and 66,930 issued, and 76,726 and 65,949 outstanding, respectively	767	659
Capital in excess of par value	1,660,565	1,360,181
Unearned stock compensation	(37,114)	(21,286)
Notes receivable from sale of common stock	(8,184)	(8,783)
Distributions in excess of net realized earnings	(74,073)	(23,685)
Net unrealized depreciation of investments	(52,502)	(131,171)

Total shareholders’ equity	1,489,459	1,175,915

Total liabilities and shareholders’ equity	$2,704,738	$2,068,328

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$25,733	$21,483	$48,835	$41,384
Control investments	26,116	16,432	52,317	33,436
Affiliate investments	7,942	3,196	14,195	4,672
Interest rate derivative agreements	—	(4,441)	—	(8,117)

Total interest and dividend income	59,791	36,670	115,347	71,375

Fees
Non-Control/Non-Affiliate investments	10,326	1,725	11,882	8,584
Control investments	5,004	3,854	13,546	5,352
Affiliate investments	457	956	1,333	958

Total fee income	15,787	6,535	26,761	14,894

Total operating income	75,578	43,205	142,108	86,269

OPERATING EXPENSES:
Interest	6,528	3,733	12,573	7,744
Salaries and benefits	7,874	4,104	13,617	8,778
General and administrative	6,265	4,575	12,145	8,191
Stock-based compensation	1,912	235	3,280	235

Total operating expenses	22,579	12,647	41,615	24,948

NET OPERATING INCOME	52,999	30,558	100,493	61,321

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	6,495	43	(4,657)	2,482
Control investments	2,648	24,167	(42,786)	25,633
Affiliate investments	(31)	—	(34)	—
Interest rate derivative periodic payments	(5,925)	—	(8,183)	—

Total net realized gain (loss) on investments	3,187	24,210	(55,660)	28,115

Net unrealized appreciation (depreciation) of investments
Non-Control/Non-Affiliate investments	(2,161)	8,881	7,668	(663)
Control investments	5,273	(30,545)	55,593	(57,509)
Affiliate investments	2,649	(132)	4,380	1,207
Interest rate derivative periodic payment accrual	213	—	(3,474)	—
Interest rate derivative agreements	26,739	(6,663)	14,502	(7,137)

Total net unrealized appreciation (depreciation) of investments	32,713	(28,459)	78,669	(64,102)

NET INCREASE IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$88,899	$26,309	$123,502	$25,334

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.74	$0.56	$1.45	$1.20
Diluted	$0.73	$0.56	$1.43	$1.19
NET EARNINGS PER COMMON SHARE:
Basic	$1.24	$0.48	$1.78	$0.50
Diluted	$1.22	$0.48	$1.75	$0.49
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	71,959	54,824	69,542	51,129
Diluted	72,583	55,033	70,454	51,319
DIVIDENDS DECLARED PER COMMON SHARE	$0.70	$0.68	$1.40	$1.35

American Capital provides disclosure of NOI before stock-based compensation because it is useful and relevant to investors as it is an important measure of how we internally evaluate our operating results. American Capital also provides disclosure of NOI before stock-based compensation and change in accounting of interest rate derivatives because it is useful and relevant to investors for comparability to prior periods. Disclosure of NOI before stock-based compensation or NOI before stock-based compensation and change in accounting of interest rate derivatives is not a substitute for NOI or any other measure as prescribed by generally accepted accounting principles. The following are reconciliations of (i) NOI before stock-based compensation expense to NOI and (ii) NOI before stock-based compensation and change in accounting of interest rate derivatives to NOI:

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION

EXPENSE TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net operating income	$52,999	$30,558	$100,493	$61,321
Stock-based compensation	1,912	235	3,280	235

Net operating income before stock-based compensation	$54,911	$30,793	$103,773	$61,556

Net operating income per common share:
Basic	$0.74	$0.56	$1.45	$1.20
Diluted	$0.73	$0.56	$1.43	$1.19
Net operating income before stock-based compensation per common share:
Basic	$0.76	$0.56	$1.49	$1.20
Diluted	$0.76	$0.56	$1.47	$1.20
Weighted average shares of common stock outstanding:
Basic	71,959	54,824	69,542	51,129
Diluted	72,583	55,033	70,454	51,319

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION EXPENSE

AND CHANGE IN ACCOUNTING OF INTEREST RATE DERIVATIVES TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net operating income	$52,999	$30,558	$100,493	$61,321
Stock-based compensation	1,912	235	3,280	235
Interest rate derivative periodic payment accrual	213	—	(3,474)	—
Interest rate derivative periodic payments	(5,925)	—	(8,183)	—

Net operating income before stock-based compensation and change in accounting of interest rate derivatives	$49,199	$30,793	$92,116	$61,556

Net operating income per common share:
Basic	$0.74	$0.56	$1.45	$1.20
Diluted	$0.73	$0.56	$1.43	$1.19
Net operating income before stock-based compensation and change in accounting of interest rate derivatives:
per common share:
Basic	$0.68	$0.56	$1.32	$1.20
Diluted	$0.68	$0.56	$1.31	$1.20
Weighted average shares of common stock outstanding:
Basic	71,959	54,824	69,542	51,129
Diluted	72,583	55,033	70,454	51,319

Portfolio Statistics (1)	Static Pool
($ in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	Aggregate
Original Investments and Commitments	$321	$361	$260	$367	$551	$894	$686	$3,440
Total Exits and Prepayments of Original Investments	$101	$113	$182	$169	$115	$222	$74	$976
Total Interest, Dividends and Fees Collected	$102	$110	$68	$108	$115	$101	$28	$632
Total Net Realized (Loss) Gain on Investments(2)	$(6)	$7	$(77)	$38	$(4)	$9	$—	$(33)
Internal Rate of Return(3)	7.3%	7.5%	(4.1)%	26.9%	22.9%	27.7%	51.1%	14.3%
Current Cost of Investments(4)	$213	$246	$91	$193	$463	$658	$569	$2,433
Current Fair Value of Investments(4)	$160	$167	$66	$207	$529	$695	$569	$2,393
Non-Accruing Loans at Face	$15	$34	$12	$—	$11	—	—	$72
Equity Interest at Fair Value	$13	$46	$24	$52	$191	$208	$152	$686
Debt to EBITDA(5)(6)	9.1	8.2	5.8	6.5	4.1	4.2	4.6	5.1
Interest Coverage(5)	1.6	1.8	1.7	1.7	3.0	2.4	2.8	2.4
Debt Service Coverage(5)	1.4	1.4	0.9	1.1	2.0	1.6	2.0	1.7
Loan Grade(5)	2.9	2.0	1.8	2.9	3.3	3.1	3.0	3.0
Average Age of Companies	42 yrs	53 yrs	39 yrs	45 yrs	31 yrs	25 yrs	44 yrs	36 yrs
Average Sales(7)	$80	$113	$84	$171	$63	$81	$83	$88
Average EBITDA(8)	$5	$16	$11	$17	$10	$17	$18	$14
Ownership Percentage	78%	60%	41%	46%	47%	41%	50%	48%
% with Senior Lien(9)	31%	13%	2%	44%	18%	19%	32%	24%
% with Senior or Junior Lien(9)	56%	57%	93%	88%	77%	86%	78%	79%
Total Sales(7)	$483	$1,172	$293	$1,930	$1,134	$2,843	$1,422	$9,277
Total EBITDA(8)	$14	$107	$53	$222	$166	$439	$298	$1,299

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment.
(2)	Excludes net realized losses on interest rate derivative agreements.
(3)	Assumes investments are exited at current fair value.
(4)	Excludes government security investments.
(5)	These amounts do not include investments in which the Company owns only equity.
(6)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(7)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(8)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(9)	As a percentage of the Company’s total debt investments.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in unrealized appreciation and depreciation have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The year-to-date third quarter 2004 dividends totaling $2.12 per share are anticipated to be a distribution of ordinary income for tax purposes.

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American Capital

August 3, 2004

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website. Beginning with the fourth quarter 2004 dividend, American Capital will expand its Dividend Reinvestment Plan (DRIP) to provide a 5% discount to the market price. For more information regarding this Plan, please visit our website or call our Shareholder Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY $15.24 Declared Since August 1997 IPO at $15.00 Per Share
Year/Quarter	Dividend Amount	% Change Over Prior Year Quarter and Prior Year Total	Additional Dividend	Total
2004
Q3	$0.72	4%		$2.12
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74
Q4	$0.44	19%

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American Capital

August 3, 2004

AMERICAN CAPITAL’S DIVIDEND HISTORY $15.24 Declared Since August 1997 IPO at $15.00 Per Share
Year/Quarter	Dividend Amount	% Change Over Prior Year Quarter and Prior Year Total	Additional Dividend	Total
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A
1997 Q4	$0.21			$0.21

Total				$15.24

SHAREHOLDER CALL:

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, August 4 at 11:00 am ET. The dial in number will be (888) 496-6261. International callers should dial (303) 242-0016. Please advise the operator you are dialing in for the American Capital Shareholder Call.

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the August 4 Shareholder Call Slide Show button. The quarterly shareholder presentation includes a summary slide show to accompany the call that participants may download and print and a longer version with supplementary information. You may wish to take the time to review the slides in advance of the Shareholder Call.

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

Participants will also be able to access the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs.

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call and slide presentation will be made available after the earnings release on August 4 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm August 4 until 11:59 pm August 14. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial (320) 365-3844. The access code for both domestic and international callers is 738161.

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American Capital

August 3, 2004

For further information or questions, please do not hesitate to call our Shareholder Relations department at (301) 951-6122.

Since its August 1997 IPO, American Capital has invested over $3.4 billion in 129 portfolio companies. As of July 31, 2004, American Capital shareholders have enjoyed a total return of 257% since the Company’s IPO—an annualized return of 20%, assuming reinvestment of dividends. American Capital has paid a total of $524 million in dividends and paid or declared $15.24 dividends per share since its August 1997 IPO at $15 per share.

American Capital is a publicly traded buyout and mezzanine fund with capital resources of over $3.3 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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